Callaway Golf Company Announces Third Quarter 2015 Financial Results; Profitability And Market Share Exceed Company's Expectations; And The Company Increases Full Year Earnings Guidance

- Third quarter 2015 net sales of $176 million, a 4% increase compared with third quarter 2014 net sales of $169 million; on a constant currency basis, third quarter 2015 net sales grew by approximately 12%.

- Third quarter 2015 gross profit of $78 million, a 19% increase compared with third quarter 2014 gross profit of $65 million; on a constant currency basis, third quarter 2015 gross profit increased by approximately 38%.

- The Company increased its annual 2015 EPS guidance to $0.12 - $0.15 as compared to its prior guidance of $0.01 - $0.06.

CARLSBAD, Calif., Oct. 21, 2015 /PRNewswire/ -- Callaway Golf Company (NYSE: ELY) today announced its third quarter financial results and revised its full year financial outlook, including increasing its earnings guidance.

For the third quarter of 2015, despite significant headwinds from unfavorable changes in foreign currency exchange rates, the Company improved both its net sales and gross profit. Specifically, the Company achieved third quarter net sales growth of 4% over 2014. On a constant currency basis, the Company grew net sales 12%. The Company's gross margins improved by 540 basis points to 44.1%, resulting in a $13 million (19%) increase in gross profit for the third quarter of 2015 compared to the third quarter of 2014. On a constant currency basis, gross margins improved by 900 basis points and gross profit increased by $25 million (38%) over the same period. Third quarter 2015 loss per share increased to ($0.04), compared to ($0.01) for the third quarter of 2014, as improved gross margins were offset by planned investments in the Company's marketing and tour programs as well as non-recurring expenses related to the exchange transactions to retire the majority of the Company's convertible debt, most of which were non-cash expenses.

The Company has continued to gain market share and drive improved operational efficiencies. As a result, the Company revised its full year net sales estimates to $835 - $840 million (as compared to its prior estimate of $830 - $840 million) and increased its earnings outlook to $0.12 - $0.15 earnings per share (as compared to its prior estimate of $0.01 - $0.06 earnings per share).

"Overall, we are very pleased with our performance in the third quarter and the progress we have made in 2015," commented Chip Brewer, President and Chief Executive Officer of Callaway Golf Company. "Our new products continue to perform well in the marketplace. We have further strengthened our balance sheet, regained leadership in key product categories and markets, and our brand is sustaining its positive momentum. We also continue to be excited about our product pipeline as we move through 2015 and into 2016."

"Additionally, from an overall market perspective we continue to be encouraged by what we believe are improved industry fundamentals," continued Mr. Brewer. "This includes increased excitement around the world's professional game as well as increased average selling prices and less promotional activity in key markets. Looking forward, we believe that our improved market shares and brand momentum will allow us to maximize current global industry conditions and capitalize on any future improvements in market conditions or foreign currency exchange rates."

GAAP and Constant Currency Results

In addition to the Company's results prepared in accordance with generally accepted accounting principles in the United States ("GAAP"), the Company also provided additional information concerning its results on a non-GAAP basis. This non-GAAP information presents the Company's financial results on a constant currency basis. The manner in which this constant currency information is derived is discussed in more detail toward the end of this release and the Company has provided in the tables to this release a reconciliation of the non-GAAP information to the most directly comparable GAAP information.

Summary of Third Quarter 2015 Financial Results

For the third quarter of 2015, the Company announced the following GAAP and constant currency financial results, as compared to the same period in 2014 (in millions, except eps):

	GAAP RESULTS			NON-GAAP INFORMATION
	2015 GAAP	2014 GAAP	Change	2015 Constant Currency	2014 GAAP	Change
Net Sales	$176	$169	$7	$189	$169	$20
Gross Profit/ % of Sales	$78 44.1%	$65 38.7%	$13 540 b.p.	$90 47.7%	$65 38.7%	$25 900 b.p.
Operating Expenses	$77	$68	$9	$80	$68	$12
Pre-Tax Income (loss)	($2)	($1)	($1)	$7	($1)	$8
EPS	($0.04)	($0.01)	($0.03)	$0.07	($0.01)	$0.08

The Company's $176 million in net sales for the third quarter of 2015 were up 4% versus the third quarter last year despite unfavorable changes in foreign currency rates and softer market conditions in Asia. Unfavorable changes in foreign currency exchange rates negatively impacted 2015 third quarter net sales by $13 million. On a constant currency basis, net sales for the third quarter of 2015 grew by approximately 12% compared to 2014.

The Company's loss per share for the third quarter of 2015 increased to ($0.04) compared to ($0.01) for the same period in 2014. The Company was able to significantly improve its gross profit as a result of a 540 basis point improvement in gross margins due to more favorable product pricing, less closeouts, less promotional activity as well as improved operational efficiencies. This significant improvement in gross margins was offset by increased investment in marketing and tour programs as well as expenses recorded during the quarter related to the convertible debt exchange transactions. On a constant currency basis, the Company's earnings per share would have been $0.07. Compared to 2014, the Company's earnings per share for the third quarter of 2015 was also affected by an increase of over 5 million common equivalent shares in the earnings per share calculation as a result of the convertible debt exchange transactions.

Summary of First Nine Months of 2015 Financial Results

For the first nine months of 2015, the Company announced the following GAAP and constant currency financial results, as compared to the same period in 2014 (in millions, except eps):

	GAAP RESULTS			NON-GAAP INFORMATION
	2015 GAAP	2014 GAAP	Change	2015 Constant Currency	2014 GAAP	Change
Net Sales	$690	$752	($62)	$737	$752	($15)
Gross Profit/ % of Sales	$307 44.4%	$321 42.7%	($14) 170 b.p.	$351 47.6%	$321 42.7%	$30 490 b.p.
Operating Expenses	$250	$251	($1)	$259	$251	$8
Pre-Tax Income	$50	$61	($11)	$85	$61	$24
EPS	$0.53	$0.66	($0.13)	$0.89	$0.66	$0.23

For the first nine months of 2015, the Company's net sales decreased 8% (or 2% on a constant currency basis), compared to the same period in 2014. The decrease was largely the result of unfavorable changes in foreign currency exchange rates, a strategic decision on launch timing which negatively impacted revenues in the first quarter of this year, less closeouts and softer than expected market conditions in Asia.

The Company's earnings per share for the first nine months of 2015 decreased $0.13 compared to the first nine months of 2014 primarily due to unfavorable changes in foreign currency exchange rates, which adversely affected 2015 first nine months earnings per share by $0.36. On a constant currency basis, the Company's first nine months earnings per share increased 35% to $0.89 due to a 490 basis point constant currency improvement in gross margins driven by increased pricing, less closeouts, a lower promotional environment and increased operational efficiencies.

Business Outlook for 2015

Given the Company's continuing market share performance and its significantly improved gross margins, the Company is narrowing its full year sales estimates and increasing its full year earnings estimates. Given the significant effects that foreign currencies will have on the Company's GAAP results in 2015, the Company has provided guidance on both a GAAP and constant currency basis. The GAAP guidance is generally based upon a blend of current foreign currency exchange rates and the exchange rates at which the Company entered into hedging transactions. The manner in which this constant currency information is derived is discussed in more detail toward the end of this release. Future changes in the applicable foreign currency exchange rates will affect the Company's GAAP guidance.

Full Year

The Company currently estimates the following full year results for 2015:

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Net Sales	$835 - $840 million	$885 - $890 million	$887 million

The increase in the low end of the Company's estimates for full year net sales from its previous GAAP guidance of $830 - $840 million is due to continued improvement in market share partially offset by weakening foreign currencies. If the U.S. Dollar were to strengthen during the balance of the year, the Company's GAAP sales estimates would be adversely affected.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Gross Margins	42.8%	45.8%	40.0%

The Company estimates that its 2015 GAAP gross margins as a percent of sales will improve approximately 80 basis points from its previous guidance of 42.0% due to a stronger sales mix and less promotional activity as well as continued operational improvements.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Operating Expenses	$333 million	$343 million	$327 million

The Company estimates that its 2015 GAAP operating expenses will be slightly lower than its previous guidance of $335 million driven by cost management activities. The Company expects to continue to support the second half product launches and to support the successful launch of its soft-fast core golf ball.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Pre-Tax Income	$16 - $19 million	$54 - $57 million	$22 million

The Company estimates that its 2015 pre-tax income will increase from its previous guidance of $7 - $12 million due to improved gross margins and slightly better net sales.

	2015 GAAP Estimate	2015 Constant Currency Estimate	2014 Actual
Earnings Per Share	$0.12 - $0.15	$0.56 - $0.59	$0.20

The Company estimates that its fully diluted earnings per share will increase from its previous guidance of $0.01 - $0.06 due to improved gross margins and better than expected market share gains. The Company's 2015 earnings per share estimates assume a base of 83 million shares as compared to 78 million shares in 2014. The increased share count in 2015 is primarily the result of the retirement of the Company's convertible debt.

Conference Call and Webcast

The Company will be holding a conference call at 2:00 p.m. PDT today to discuss the Company's financial results, outlook and business. The call will be broadcast live over the Internet and can be accessed at www.callawaygolf.com. To listen to the call, please go to the website at least 15 minutes before the call to register and for instructions on how to access the broadcast. A replay of the conference call will be available approximately three hours after the call ends, and will remain available through 9:00 p.m. PDT on Wednesday, October 28, 2015. The replay may be accessed through the Internet at www.callawaygolf.com.

Non-GAAP Information

The GAAP results contained in this press release and the financial statement schedules attached to this press release have been prepared in accordance with accounting principles generally accepted in the United States ("GAAP"). To supplement the GAAP results, the Company has provided certain non-GAAP financial information as follows:

Constant Currency Basis. The Company provided certain information regarding the Company's financial results or projected financial results on a "constant currency basis." This information estimates the impact of changes in foreign currency rates on the translation of the Company's current or projected future period financial results as compared to the applicable comparable period. This impact is derived by taking the current or projected local currency results and translating them into U.S. Dollars based upon the foreign currency exchange rates for the applicable comparable period. This calculation also excludes foreign currency net gains and losses recognized in other income/expense from the translation of transactions denominated in foreign currencies and foreign currency gains and losses recognized from the Company's hedging contracts. It does not include any other effect of changes in foreign currency rates on the Company's results or business.

In addition, the Company has included in the schedules to this release a reconciliation of certain non-GAAP information to the most directly correlated GAAP information. The non-GAAP information presented in this release and related schedules should not be considered in isolation or as a substitute for any measure derived in accordance with GAAP. The non-GAAP information may also be inconsistent with the manner in which similar measures are derived or used by other companies. Management uses such non-GAAP information for financial and operational decision-making purposes and as a means to evaluate period over period comparisons and in forecasting the Company's business going forward. Management believes that the presentation of such non-GAAP information, when considered in conjunction with the most directly comparable GAAP information, provides additional useful comparative information for investors in their assessment of the underlying performance of the Company's business without regard to these items. The Company has provided reconciling information in the attached schedules.

Forward-Looking Statements: Statements used in this press release that relate to future plans, events, financial results, performance or prospects, including statements relating to the estimated 2015 sales, gross margins, operating expenses, pre-tax income, and earnings per share (or related share count), as well as the Company's recovery, momentum, future products, and ability to maximize current conditions or to leverage and capitalize on improved conditions, are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. These statements are based upon current information and expectations. Accurately estimating the forward-looking statements is based upon various risks and unknowns including delays, difficulties, or increased costs in implementing the Company's turnaround strategy; consumer acceptance of and demand for the Company's products; the level of promotional activity in the marketplace; unfavorable weather conditions; future consumer discretionary purchasing activity, which can be significantly adversely affected by unfavorable economic or market conditions; future retailer purchasing activity, which can be significantly negatively affected by adverse industry conditions and overall retail inventory levels; and future changes in foreign currency exchange rates and the degree of effectiveness of the Company's hedging programs. Actual results may differ materially from those estimated or anticipated as a result of these risks and unknowns or other risks and uncertainties, including continued compliance with the terms of the Company's credit facility; delays, difficulties or increased costs in the supply of components or commodities needed to manufacture the Company's products or in manufacturing the Company's products; any rule changes or other actions taken by the USGA or other golf association that could have an adverse impact upon demand or supply of the Company's products; a decrease in participation levels in golf; and the effect of terrorist activity, armed conflict, natural disasters or pandemic diseases on the economy generally, on the level of demand for the Company's products or on the Company's ability to manage its supply and delivery logistics in such an environment. For additional information concerning these and other risks and uncertainties that could affect these statements, the golf industry, and the Company's business, see the Company's Annual Report on Form 10-K for the year ended December 31, 2014 as well as other risks and uncertainties detailed from time to time in the Company's reports on Forms 10-K, 10-Q and 8-K subsequently filed with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company undertakes no obligation to republish revised forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

About Callaway Golf
Through an unwavering commitment to innovation, Callaway Golf Company (NYSE:ELY) creates products designed to make every golfer a better golfer. Callaway Golf Company manufactures and sells golf clubs and golf balls, and sells golf accessories, under the Callaway Golf® and Odyssey® brands worldwide. For more information please visit www.callawaygolf.com.

Contacts:	Robert Julian
Patrick Burke
(760) 931-1771

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited) (In thousands)

	September 30, 2015	December 31, 2014
ASSETS

Current assets:
Cash and cash equivalents	$41,592	$37,635
Accounts receivable, net	153,040	109,848
Inventories	184,845	207,229
Other current assets	26,001	29,321
Total current assets	405,478	384,033

Property, plant and equipment, net	53,810	58,093
Intangible assets, net	115,663	116,654
Investment in golf-related ventures	52,376	50,677
Other assets	11,263	15,354
Total assets	$638,590	$624,811

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
Accounts payable and accrued expenses	$117,080	$123,251
Accrued employee compensation and benefits	29,630	37,386
Asset-based credit facility	—	15,235
Accrued warranty expense	6,015	5,607
Income tax liability	3,097	2,623
Deferred taxes, net	25	26
Total current liabilities	155,847	184,128

Long-term liabilities:	66,609	149,149
Total shareholders' equity	416,134	291,534
Total liabilities and shareholders' equity	$638,590	$624,811

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,
	2015	2014
Net sales	$175,780	$168,572
Cost of sales	98,178	103,265
Gross profit	77,602	65,307
Operating expenses:
Selling	52,390	46,871
General and administrative	15,772	12,918
Research and development	8,673	8,144
Total operating expenses	76,835	67,933
Income (loss) from operations	767	(2,626)
Other income (expense), net	(2,837)	1,796
Loss before income taxes	(2,070)	(830)
Income tax provision	1,547	304
Net loss	$(3,617)	$(1,134)

Loss per common share:
Basic	$(0.04)	$(0.01)
Diluted	$(0.04)	$(0.01)
Weighted-average common shares outstanding:
Basic	83,875	77,646
Diluted	83,875	77,646

	Nine Months Ended September 30,
	2015	2014
Net sales	$690,463	$752,339
Cost of sales	383,898	431,329
Gross profit	306,565	321,010
Operating expenses:
Selling	178,675	184,786
General and administrative	47,407	43,459
Research and development	24,192	22,903
Total operating expenses	250,274	251,148
Income from operations	56,291	69,862
Other income (expense), net	(6,269)	(8,664)
Income before income taxes	50,022	61,198
Income tax provision	5,002	3,651
Net income	$45,020	$57,547

Earnings per common share:
Basic	$0.56	$0.74
Diluted	$0.53	$0.66
Weighted-average common shares outstanding:
Basic	80,030	77,551
Diluted	94,614	93,384

CALLAWAY GOLF COMPANY CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOW (Unaudited) (In thousands)

	Nine Months Ended September 30,
	2015	2014
Cash flows from operating activities:
Net income	$45,020	$57,547
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,350	16,379
Deferred taxes, net	(184)	(179)
Share-based compensation	5,535	3,979
Gain on disposal of long-lived assets and deferred gain amortization	(772)	(1,097)
Debt discount amortization on convertible notes	515	551
Changes in assets and liabilities	(35,074)	(38,838)
Net cash provided by operating activities	28,390	38,342

Cash flows from investing activities:
Capital expenditures	(8,513)	(8,803)
Proceeds from sale of property, plant and equipment	2	458
Investment in golf-related ventures	—	(4,712)
Net cash used in investing activities	(8,511)	(13,057)

Cash flows from financing activities:
Repayment of asset-based credit facilities, net	(15,235)	(25,660)
Exercise of stock options	5,330	2,222
Dividends paid	(2,454)	(2,330)
Acquisition of treasury stock	(1,942)	(1,006)
Credit facility amendment costs	—	(608)
Equity issuance costs	—	(7)
Net cash used in financing activities	(14,301)	(27,389)

Effect of exchange rate changes on cash and cash equivalents	(1,621)	(1,227)
Net increase (decrease) in cash and cash equivalents	3,957	(3,331)
Cash and cash equivalents at beginning of period	37,635	36,793
Cash and cash equivalents at end of period	$41,592	$33,462

CALLAWAY GOLF COMPANY Consolidated Net Sales and Operating Segment Information and Non-GAAP Reconciliation (Unaudited) (In thousands)

	Net Sales by Product Category					Net Sales by Product Category
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(2)	Nine Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(2)
	2015	2014(1)	Dollars	Percent	Percent	2015	2014(1)	Dollars	Percent	Percent
Net sales:
Woods	$48,408	$51,382	$(2,974)	(6)%	1%	$187,278	$232,874	$(45,596)	(20)%	(14)%
Irons	42,459	36,328	6,131	17%	26%	163,272	161,847	1,425	1%	8%
Putters	17,221	13,516	3,705	27%	40%	72,586	72,141	445	1%	8%
Gear/Accessories/Other	38,434	42,127	(3,693)	(9)%	(2)%	154,158	168,959	(14,801)	(9)%	(2)%
Golf balls	29,258	25,219	4,039	16%	24%	113,169	116,518	(3,349)	(3)%	2%
	$175,780	$168,572	$7,208	4%	12%	$690,463	$752,339	$(61,876)	(8)%	(2)%

(1) The prior year amounts have been restated to reflect the Company's current year allocation methodology related to freight revenue and costs, certain discounts and other reserves not specific to a product type.

(2) Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Net Sales by Region					Net Sales by Region
	Three Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)	Nine Months Ended September 30,		Growth/(Decline)		Non-GAAP Constant Currency vs. 2014(1)
	2015	2014	Dollars	Percent	Percent	2015	2014	Dollars	Percent	Percent
Net Sales
United States	$86,980	$74,532	$12,448	17%	17%	$377,577	$371,749	$5,828	2%	2%
Europe	26,699	24,567	2,132	9%	24%	103,637	115,049	(11,412)	(10)%	5%
Japan	33,623	35,090	(1,467)	(4)%	11%	103,250	127,607	(24,357)	(19)%	(5)%
Rest of Asia	16,855	21,736	(4,881)	(22)%	(15)%	52,340	73,852	(21,512)	(29)%	(25)%
Other foreign countries	11,623	12,647	(1,024)	(8)%	12%	53,659	64,082	(10,423)	(16)%	(4)%
	$175,780	$168,572	$7,208	4%	12%	$690,463	$752,339	$(61,876)	(8)%	(2)%

(1) Calculated by applying 2014 exchange rates to 2015 reported sales in regions outside the U.S.

	Operating Segment Information					Operating Segment Information
	Three Months Ended September 30,		Growth/(Decline)			Nine Months Ended September 30,		Growth/(Decline)
	2015	2014	Dollars	Percent		2015	2014	Dollars	Percent
Net Sales
Golf Club	$146,522	$143,353	$3,169	2%		$577,294	$635,821	$(58,527)	(9)%
Golf Ball	29,258	25,219	4,039	16%		113,169	116,518	(3,349)	(3)%
	$175,780	$168,572	$7,208	4%		$690,463	$752,339	$(61,876)	(8)%

Income before income taxes:
Golf clubs	$6,564	$3,760	$2,804	75%		$69,555	$77,922	$(8,367)	(11)%
Golf balls	3,511	543	2,968	547%		17,559	17,350	209	1%
Reconciling items(1)	(12,145)	(5,133)	(7,012)	137%		(37,092)	(34,074)	(3,018)	9%
	$(2,070)	$(830)	$(1,240)	149%		$50,022	$61,198	$(11,176)	(18)%

(1) Represents corporate general and administrative expenses and other income (expense) not utilized by management in determining segment profitability.

CALLAWAY GOLF COMPANY Supplemental Financial Information - Non-GAAP Information and Reconciliation (Unaudited) (In thousands, except per share data)

	Three Months Ended September 30,					Nine Months Ended September 30,
	2015	2015	2015(1)	2014		2015	2015	2015(1)	2014
	Callaway Golf	Foreign Currency	Non-GAAP	Callaway Golf		Callaway Golf	Foreign Currency	Non-GAAP	Callaway Golf
	As Reported	Impact	Constant Currency	As Reported		As Reported	Impact	Constant Currency	As Reported
Net sales	$175,780	$13,506	$189,286	$168,572		$690,463	$46,659	$737,122	$752,339
Gross profit	77,602	12,741	90,343	65,307		306,565	44,521	351,086	321,010
% of sales	44.1%	n/a	47.7%	38.7%		44.4%	n/a	47.6%	42.7%
Operating expenses	76,835	3,068	79,903	67,933		250,274	9,153	259,427	251,148
Income (loss) from operations	767	9,673	10,440	(2,626)		56,291	35,368	91,659	69,862
Other income (expense), net	(2,837)	(693)	(3,530)	1,796		(6,269)	(929)	(7,198)	(8,664)
Income (loss) before income taxes	(2,070)	8,980	6,910	(830)		50,022	34,439	84,461	61,198
Income tax provision	1,547	(109)	1,438	304		5,002	302	5,304	3,651
Net income (loss)	$(3,617)	$9,089	$5,472	$(1,134)		$45,020	$34,137	$79,157	$57,547

Diluted earnings (loss) per share:	$(0.04)	$0.11	$0.07	$(0.01)		$0.53	$0.36	$0.89	$0.66
Weighted-average shares outstanding:	83,875	83,875	83,875	77,646		94,614	94,614	94,614	93,384

(1) Calculated by applying 2014 exchange rates to 2015 reported results in regions outside the U.S.

EBITDA	2015 Trailing Twelve Month EBITDA					2014 Trailing Twelve Month EBITDA
	Quarter Ended					Quarter Ended
	December 31,	March 31,	June 30,	September 30,		December 31,	March 31,	June 30,	September 30,
	2014	2015	2015	2015	Total	2013	2014	2014	2014	Total
Net income (loss)	$(41,539)	$35,819	$12,818	$(3,617)	$3,481	$(49,499)	$55,312	$3,369	$(1,134)	$8,048
Interest expense, net	1,764	2,021	1,936	3,520	9,241	1,963	2,648	2,612	2,037	9,260
Income tax provision	1,980	1,638	1,817	1,547	6,982	658	1,474	1,873	304	4,309
Depreciation and amortization expense	4,857	4,703	4,454	4,193	18,207	5,850	5,697	5,460	5,222	22,229
EBITDA	$(32,938)	$44,181	$21,025	$5,643	$37,911	$(41,028)	$65,131	$13,314	$6,429	$43,846

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